EXHIBIT 99.1

                          FOR IMMEDIATE RELEASE                                                                          May 19, 2010

TANDY LEATHER FACTORY, INC. TO BEGIN TRADING ON NASDAQ GLOBAL MARKET

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (AMEX: TLF) (the “Company”) announced today that it has been approved for listing on the NASDAQ Global Market under the symbol “TLF.”  Trading on the NASDAQ Global Market is expected to commence on June 2, 2010.  The Company’s common stock will continue to trade on the NYSE Amex until the market close on June 1, 2010.

Jon Thompson, Chief Executive Officer and President of the Company, commented, “We are pleased to announce our listing on the NASDAQ Global Market.  We believe the move to NASDAQ will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to institutional investors.”

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 76 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, one combination wholesale/retail store located in the United Kingdom, and Mid-Continent Leather Sales, one store located in Oklahoma.  Its common stock trades on the NYSE Amex with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.